Exhibit 99.1

TEMPUR SEALY ANNOUNCES COMPLETION OF NEW CREDIT FACILITIES

- Comments On First Quarter Share Repurchase Plan Activity

LEXINGTON, KY, APRIL 7, 2016 – Tempur Sealy International, Inc. (NYSE: TPX) announced today that it has successfully completed the closing of its new revolving and term loan senior secured credit facilities.

The new $1.1 billion senior secured credit facilities include a $500 million revolving credit facility, a $500 million term loan facility and $100 million delayed draw term loan facility. The proceeds of the revolving and term loan facilities will be used to refinance Tempur Sealy’s existing credit facilities and the proceeds of the delayed draw term loan facility will be used to support the repayment of Tempur Sealy’s 8% Sealy Notes due July 2016.

The Company also reported that, pursuant to its previously announced share repurchase program, during the first quarter of 2016 the company purchased 1.73 million shares of its common stock at an average price of $57.71 for a total cost of $100 million.

Tempur Sealy Chairman and CEO Scott Thompson commented, “We are pleased to announce this refinancing, which lowers our borrowing costs, extends debt maturities, and provides the company with increased flexibility to manage its capital structure. We appreciate the very strong support we received from the financial community with 14 different banks participating.”

Additional details regarding the new credit facilities will be available in Tempur Sealy’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Forward-looking Statements

This press release contains “forward-looking statements,” within the meaning of the federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding the anticipated benefits from its new credit facilities and the anticipated use of proceeds. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s capital structure and debt level; the ability to successfully integrate Sealy Corporation into the Company’s operations and realize cost and revenue synergies and other benefits from the transaction; whether the Company will realize the anticipated benefits from its asset dispositions in 2014 and the acquisition of brand rights in certain international markets in 2014; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company’s gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company’s business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or investigation proceedings; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company’s strategic priorities and business plan caused by abrupt changes in the Company’s senior management team and Board of Directors.

There are a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results to differ materially from those expressed as forward-looking statements in this press release, including the risk factors discussed under the heading “Risk Factors” under ITEM 1A of Part 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International develops, manufactures and markets mattresses, foundations, pillows and other products. The company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic® and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Barry Hytinen

Executive Vice President, Chief Financial Officer

Tempur Sealy International, Inc.

800-805-3635

Investor.Relations@tempursealy.com

Media Contact:

Rick Maynard

859-455-2988

Rick.Maynard@tempursealy.com